Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into on March 20, 2009 by and between Gen2Media Corporation (the “Company”) and Thomas Moreland (“Employee”).

1.	The parties are parties to an Executive Employment Agreement (“the Agreement”) dated September 22, 2008 pursuant to which Employee is acting as the Chief Financial Officer of the Company.

2.
The parties have decided to amend the Agreement to provide for the inclusion of additional duties and responsibilities by Employee, a reduction in the base compensation to Employee, and the reduction of the option exercise price for Employees stock options.

3.
The parties agree that the base cash compensation for Employee shall hereby be reduced to $100,000 per year, beginning as of the date of this Agreement, and that cash compensation shall remain at that point until the earlier of (1) completion by the Company of a round of equity financing of at least $2 million; or (2) December 31, 2009.

4.
Additionally, the Company has asked that Employee take on the additional role as Chief Operating Officer for the Company, effective immediately, and Employee agrees to take on said role, and the duties associated therewith.

5.
In consideration of the compensation reduction specified in paragraph 4, and the additional duties to be provided under paragraph 5, the Company hereby agrees that the exercise price of the 300,000 stock options set forth in the Agreement shall be reduced to 25 cents per share, effective immediately, and shall be fully vested hereunder.

6.	All other terms and condition of the Agreement shall remain in full force and effect, unless specifically modified by the terms of this Amendment.

Wherefore, the parties have executed this Amendment this 20th day of March, 2009.

Gen2Media Corp.

By:	/s/ James Byrd	/s/ Thomas Moreland
	James Byrd, CEO	Thomas Moreland, Employee